EXHIBIT 10.1

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to Amended and Restated Employment Agreement (the “Amendment”) is by and between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and Pamela H. Patsley (“Executive”) dated and effective October 12, 2012 (the “Effective Date”).

RECITALS

WHEREAS, the Company and Executive previously entered an Amended and Restated Employment Agreement, dated as of September 1, 2009 (the “Employment Agreement”);

WHEREAS, Section 14(b) of the Employment Agreement permits the parties to amend the Employment Agreement by written agreement;

WHEREAS, Executive and the Company wish Executive to remain employed by the Company through the Expiration Date, and the Company wishes to afford itself the opportunity to extend Executive’s employment for a longer period;

WHEREAS, if the Company and Executive do not agree to extend the Employment Term beyond the Expiration Date the Company wishes to afford the executive the opportunity to retire at the Expiration Date; and

WHEREAS, in recognition of Executive’s past and future contributions to the Company, the Company and Executive desire to amend the Employment Agreement according to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and consideration set forth below, the parties agree to the following terms:

TERMS

1. Retirement or Extension of Employment Term.  As of the Effective Date, an additional sentence shall be added to the end of Section 1 of the Employment Agreement that shall read as follows:

“Notwithstanding the foregoing, prior to the Expiration Date the Company may offer to extend the Employment Term beyond August 31, 2013 pursuant to an employment agreement in accordance with the terms described on Exhibit C hereto, the effectiveness of which would commence following the Expiration Date or, at an earlier date, with the consent of Executive (the “New Employment Agreement”). If the Company does not offer Executive the opportunity to enter into the New Employment Agreement, Executive shall have the opportunity to retire at the Expiration Date. If the Company offers to enter into the New Employment Agreement and Executive declines such offer, Executive’s employment shall terminate and the Employment Period shall expire on the Expiration Date.”

2. Severance upon Termination without Cause or Resignation for Good Reason. As of the Effective Date, Section 8(b)(iii)(B) of the Agreement shall be deleted in its entirety and replaced with the following:

“(B)(1) subject to Section 14(g)(i) hereof, payment in equal installments, in accordance with the Company’s normal payroll practices as in effect on the date of termination of Executive’s employment, over the two (2) year period following Executive’s termination of employment, of an aggregate amount equal to two times the sum of (i) the Base Salary and (ii) Executive’s target bonus amount then in effect under the MIP; provided that the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s “separation from service” and shall include payment of any amounts that would otherwise be due prior thereto; and (2) provided that the Company actually achieves performance goals for the applicable performance period necessary for participants in the MIP to receive cash bonuses pursuant to the MIP with respect to such performance period and that such cash bonuses are actually paid, a pro-rata portion of Executive’s bonus under the MIP for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of such bonus, which would be due for the full fiscal year based on actual performance by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable on the date that bonuses under the MIP with respect to such fiscal year are payable to other senior executives of the Company in the fiscal year following the fiscal year to which the bonus relates;”

3. Equity and Equity-Based Awards.  As of the Effective Date, Section 8(b)(iii)(D) of the Agreement shall be deleted in its entirety and replaced with the following:

“(D)           with respect to each award of options to purchase shares of Common Stock (“Options”) (1) subject to performance-based vesting criteria that was granted in 2009, the full amount of each such award shall remain outstanding and eligible to vest following termination of employment until the fifth anniversary of the grant date of such option (i.e., the end of the performance period specified for such award) and, if such objectives are not achieved by such date, such award shall be forfeited for no consideration; (2) subject to time-based vesting criteria only that was granted in 2009 and 2011, the portion of each such award that would have vested during the 12 month period after the date of termination if such termination had not occurred shall be deemed vested on the date of termination; and (3) held by Executive shall remain exercisable until the earlier of (i) expiration of the ten year term of such Options, or (ii) the fifth (5th) anniversary of the date of termination of Executive’s employment to the extent such Options are either vested and exercisable on the date of termination or are Options subject to performance-based vesting criteria that become vested and exercisable during such post-termination period in accordance with Section 8(b)(iii)(D)(1).”

4. Severance upon Retirement.

(a) As of the Effective Date, the first sentence of Section 8(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“Unless (i) Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, (ii) the Company and Executive agree to enter into the New Employment Agreement, or (iii) the Company offers to enter into the New Employment Agreement and Executive declines such offer, Executive shall be deemed to have retired from employment with the Company on the close of business on the day immediately preceding the Expiration Date and Executive shall be entitled to receive the same compensation and benefits as if Executive’s employment had been terminated pursuant to Section 8(b) hereof. If the Company and Executive agree to enter into the New Employment Agreement or the Company offers to enter into the New Employment Agreement and Executive declines such offer and, in either case, Executive’s employment continues uninterrupted through August 31, 2013, all Options held by Executive shall remain exercisable until the earlier of (i) expiration of the ten year term of such Options, or (ii) the fifth (5th) anniversary of the date of termination of Executive’s employment to the extent such Options are vested and exercisable on the date of termination.”

5. Governing Law. As of the Effective Date, Section 14(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.”

6. Entire Agreement/Amendments. As of the Effective Date, the first sentence of Section 14(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“This Agreement and the other agreements, plans and documents referenced herein (including the Indemnification Agreement), the Non-Qualified Stock Option Agreement dated January 21, 2009, the Non-Qualified Stock Option Agreement dated May 12, 2009, the Non-Qualified Stock Option Agreement dated August 31, 2009, the Non-Qualified Stock Option Agreement dated January 21, 2009, the Non-Qualified Stock Option Agreement dated November 17, 2011, the Restricted Stock Unit Award Agreement dated November 17, 2011 and the Company’s charter and bylaws, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede and incorporate any and all prior agreements, both written or oral, including but not limited to the Prior Employment Agreement.”

7. General.

(a) Except as specifically provided in this Amendment, the Employment Agreement will remain in full force and effect and is hereby ratified and confirmed.  To the extent a conflict arises between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

(b) This Amendment shall be construed under and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions thereof.  This Amendment constitutes the sole and entire agreement of the parties with respect to amendment of the Employment Agreement and supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matter.  This Amendment may not be modified except in a writing signed by both parties.

(c) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Francis Aaron Henrty
Name:	Francis Aaron Henrty
Title:	Executive Vice President, General Counsel and Secretary

PAMELA H. PATSLEY

By:	/s/ Pamela H. Patsley
Date:	October 12, 2012

Exhibit C

Minimum Terms of New Employment Agreement

1.	Term. Until September 1, 2015.

2.	Location. Dallas, Texas.

3.	Base Salary. At $925,000 (or, if greater, the Base Salary then in effect).

4.	Annual Cash Bonus. 120% of Base Salary (or, if greater, the target bonus opportunity then in effect).

5.	Annual Equity Awards. Annual equity grants having an aggregate grant date value of at least four (4) times Executive Base Salary.

6.
Change in Control:  Upon a Change in Control, all time vesting options will vest in full, and all performance-based awards shall vest on a pro-rated basis based on target.  Change in Control shall be defined consistently with the Company’s generally applicable practices for its senior officers or, if there are no such practices, in a manner consistent with generally applicable competitive practices at public companies.

7.
Remaining Terms.  Except as otherwise specified above, the remaining terms of the Employment Agreement shall be at least as favorable to the Executive as are applicable under then effective Employment Agreement, including all amendments thereto.  Notwithstanding the foregoing, if Executive remains employed for the duration of the Term and the Company does not offer to further extend the Term prior to expiration, Executive shall not be entitled to severance compensation and benefits as if Executive’s employment has been terminated without Cause but rather shall receive the same compensation and benefits as if the Term had expired.